UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 1, 2005

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27915	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The Company entered into an agreement with Ladenburg Thalmann (“Ladenburg”) effective April 1, 2005 to engage them to act as the Company’s financial advisor. Ladenburg is a well-established investment banking firm located in New York, and was selected by the Company because of their experience and expertise in advising companies in the health care industry.

The Company engaged Ladenburg to assist the Company in pursuing various strategic alternatives, including raising capital; evaluating merger or acquisition opportunities; and restructuring the Company’s capital lease and/or debt obligations. The term of the engagement is initially two months. Under the terms of the agreement, the Company is to pay Ladenburg a monthly retainer of fifty thousand dollars, and a success fee upon the completion of any transaction. The amount of the success fee is to be mutually agreed upon and payable upon the closing of a transaction and a portion of the monthly retainer is to be credited against any success fee paid to Landenburg.

ITEM 8.01 OTHER MATERIAL EVENTS

As previously reported by the Company, on January 24, 2005, the Company appointed Mayer Hoffman McCann P.C. (“Mayer”) as its new independent auditors. In their field work in connection with the Form 10-QSB for the quarter ending December 31, 2004, and in connection with their review of the Company’s historical financial statements, Mayer identified that the accounting treatment used by the Company since 1999 with respect to its equipment leases was possibly incorrect. If it ultimately is determined that the prior accounting treatments were incorrect and different accounting treatments are appropriate, a restatement of certain prior periods may be required. The accounting treatments being reviewed do not involve any fraud or wrongdoing by the Company. Because the possible accounting issues involve non-cash items, any corrective action will have no effect on the cash flows of the Company. Mayer is also reviewing this matter with the Company’s prior independent auditors.

Since the work required to review this matter is not completed, the Company was and continues to be unable to timely complete and file with the Securities & Exchange Commission (the “SEC”) its quarterly report on Form 10-QSB for the second quarter of fiscal year 2005. This quarterly report was due on February 15, 2005. The Company’s inability to timely file its quarterly report caused the Company to receive an “E” on its trading symbol on the OTC Bulletin Board commencing on February 24, 2005. This designation indicated that the Company’s continued inability to timely file would result in the Company losing its eligibility to trade on the OTC Bulletin Board after 30 days. The Company subsequently requested a hearing with the Nasdaq Listing Qualifications Department to discuss the Company’s SEC filing status. This hearing was held on April 7, 2005. Because the Company has not yet resolved the above-referenced accounting matter and become current in its filings with the SEC, the Nasdaq Listing Qualifications Hearing department indicated to the Company that the Company would no longer be eligible to trade on the OTC Bulletin Board. The Company anticipates receiving such formal written notice and losing its trading eligibility on the OTC Bulletin Board within the within the next several business days.

Assuming the Company becomes ineligible to trade on the OTC Bulletin Board and the Company subsequently resolves the above-referenced accounting matter and becomes current with its SEC filing, the Company plans to apply for trading again on the OTC Bulletin Board. The Company cannot provide any assurances, however, that it will be able to resolve such accounting matters or become eligible to trade again on the OTC Bulletin Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: April 7, 2005	By:	/s/ Dennis M. Mulroy
Dennis M. Mulroy,
Chief Financial Officer